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                                                                     Exhibit (j)




            Consent of Independent Registered Public Accounting Firm
            --------------------------------------------------------


To the Board of Directors and Shareholders of Prudential Institutional Liquidity Portfolio, Inc.:

We consent to the incorporation by reference, in this registration statement, of our report dated May 18, 2004 on the statement of assets and liabilities, including the portfolio of investments as of March 31, 2004, and the related statement of operations, the statement of changes in net assets and the financial highlights for the year then ended, of Prudential Institutional Liquidity Portfolio, Inc. - Institutional Money Market Series, (the "Fund"). The financial statements and financial highlights and our report thereon are included in the Annual Report of the Fund as filed on Form N-CSR.

We also consent to the references to our firm under the headings "Financial Highlights" in the Prospectus and "Other Service Providers" and "Financial Statements" in the Statement of Additional Information.

KPMG LLP
May 26, 2004